Exhibit 99.1

FOR IMMEDIATE RELEASE

Applied Imaging Announces

Second Quarter FY 2004 Results

•    Release of new Ariol® 2.0 platform

•    Subsidiary formed to commercialize circulating tumor cell technology

San Jose, CA, August 12, 2004 – Applied Imaging Corp. (Nasdaq: AICX) today reported financial and operating results for the second fiscal quarter ended June 30, 2004.

Total revenue for the second quarter of 2004 was $4.1 million, compared to $4.8 million for the corresponding period in 2003, a decrease of 14%. The decrease in revenues in the second quarter was attributable primarily to increased competitive pressures for CytoVision® product sales.

The Company reported a net loss of $1.2 million, or $0.06 per share, for the quarter, as compared to a loss of $331,000, or $0.02 per share, in the second quarter of 2003.

“While our top-line performance was below expectations this quarter, we remain very optimistic that the recent release of our Ariol® 2.0 imaging system will drive revenue growth for us during the second half of the year,” stated Carl Hull, CEO of Applied Imaging.

“We are already seeing strong interest in Ariol 2.0, our newest addition to the OncoPath™ product line, among pharma and research customers. We had 11 placements of our OncoPath systems in the quarter, bringing our installed base to 130 to-date, with sales to key customers including Chiron and TSL, the largest pathology laboratory in Japan. While our revenues were soft during the second quarter, we have approximately $900,000 in gross revenue that has been deferred pending the release of Ariol 2.0. We expect to recognize this revenue in the third quarter with the release of Ariol 2.0.”

“We are strengthening our sales efforts for the CytoVision product line by providing focused customer service to large accounts while enhancing the functionality and automation of CytoVision, with significant software enhancements planned for the balance of the year,” continued Mr. Hull.

“As we announced earlier this week, we have formed a new subsidiary Circulating Tumor Cells, Inc. (CTC, Inc.) to intensify our initiative to develop, validate and commercialize our technology for detecting circulating tumor cells in peripheral blood samples. This is an enormous potential market, with a significant recurring revenue

Applied Imaging Announces Second Quarter FY 2004 Results

August 12, 2004

opportunity. CTC, Inc.’s approach to circulating tumor cells combines a novel reagent technology with our proven expertise in cell detection and automation capabilities for protein and gene expression analysis.”

The Company generated $775,000 of cash from operating activities in the six months ended June 30, 2004, as compared to $1.1 million for the same period in 2003.

On April 13, 2004, the Company completed a private placement of 3.1 million shares of common stock and warrants to purchase 620,000 additional shares of common stock for an aggregate purchase price of $4.25 million. The placement generated $3.9 million net after expenses associated with the placement.

As of June 30, 2004, the Company’s balance sheet showed $5.1 million in cash, cash equivalents and restricted cash, $3.1 million in working capital, and $6.3 million in shareholders’ equity.

Conference Call

The Company will host a conference call at 11:30 a.m. PDT (2:30 p.m. EDT) today to discuss second quarter 2004 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. International callers should dial (706) 679-0614. There is no pass code required for this call. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of Applied Imaging’s website at www.aicorp.com.

About Applied Imaging Corp.

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories for the detection and analysis of chromosomes in cancer and prenatal disorders. The Company markets a wide range of imaging systems for fluorescence and brightfield microscopy applications, including the Company’s Ariol®, SPOT™, CytoVision®, PowerGene® and QUIPS® product lines. Applied Imaging has installed over 3,500 systems in over 1000 laboratories in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, expectations as to future revenues, operating income and cash flows from operations, the Company’s financial condition and future needs for liquidity, enhancing shareholder value, anticipated demand for our Ariol 2.0 product, strategies to enhance the competitive position of our Cytovision product line, our ability to research, develop, patent and commercialize new technology to detect and characterize circulating tumor cells in peripheral blood, as well as regulatory approval, clinical value and market size for such a technology. Actual results could differ materially from those

Applied Imaging Announces Second Quarter FY 2004 Results

August 12, 2004

projected in the forward-looking statements as a result of a number of factors, including the failure of Applied Imaging to successfully develop and commercialize its micrometastasis or genetic instrument business, potentially unacceptable results from its preclinical and clinical trials of circulating tumor cell enrichment methods and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission, including the Form 10-K for the Fiscal Year Ended December 31, 2003. The forward-looking statements in this news release are made as of August 12, 2004 and Applied Imaging is under no obligation to revise or update the forward-looking statements.

Contact:

Applied Imaging Corp.	CCG Investor Relations
Barry Hotchkies, Chief Financial Officer	Crocker Coulson, Partner
120 Baytech Drive,	15300 Ventura Boulevard, Suite 303
San Jose, CA 95134	Sherman Oaks, CA 91403
(408) 719-6404	(818) 789-0100
bhotchkies@aicorp.com	crocker.coulson@ccgir.com

- Financial Tables Follow -

Applied Imaging Announces Second Quarter FY 2004 Results

August 12, 2004

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$4,130	$4,815	$8,979	$10,230
Cost of revenues	1,702	2,001	3,542	4,165

Gross profit	2,428	2,814	5,437	6,065

Operating expenses:
Research and development	844	934	1,735	1,781
Sales and marketing	1,630	1,790	3,337	3,645
General and administrative	1,093	456	2,130	1,269

Total operating expenses	3,567	3,180	7,202	6,695

Operating loss	(1,139)	(366)	(1,765)	(630)

Other income (expense), net	(45)	35	(90)	31

Net loss	$(1,184)	$(331)	$(1,855)	$(599)

Net loss per share
- basic and diluted	$(0.06)	$(0.02)	$(0.11)	$(0.04)

Weighted average shares outstanding
- basic and diluted	18,622	15,940	17,292	15,927

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2004	December 31, 2003
ASSETS

Cash, cash equivalents and restricted cash	$5,063	$2,225
Other current assets	7,065	7,996
Property and equipment, net	1,204	812
Other assets	2,416	2,382

Total assets	$15,748	$13,415

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,074	$8,650
Other liabilities	361	467
Stockholders’ equity	6,313	4,298

Total liabilities and stockholders’ equity	$15,748	$13,415

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